Exhibit 10.17

Translation from the German Language

Employment Agreement of a Managing Director

between

Sengewald Klinikprodukte GmbH, Adlerstraße 2, 83101 Rohrdorf/Thansau,

Germany,

- on the one hand -

and

Mr. Dieter EBERLE, 83026 Rosenheim,

- on the other -

1.	Scope of Responsibilities and Obligations

1.1	Mr. EBERLE is Managing Director of Sengewald Klinikprodukte GmbH and as such only entitled to represent Sengewald Klinikprodukte GmbH jointly with another Managing Director of Sengewald Klinikprodukte GmbH.

1.2	In the framework of the tasks assigned to him, Mr. EBERLE shall see to it that the business of Sengewald Klinikprodukte GmbH is conducted in compliance with the legal regulations, the Statutes of Sengewald Klinikprodukte GmbH, this Agreement as well as the Standing Order of this enterprise which may be established by the Meeting of the Shareholders and be subject to change without prior notice (enclosure no. 1). Mr. EBERLE shall observe the instructions and directives given the Meeting of Shareholders of Sengewald Klinikprodukte GmbH.

1.3	When taking decisions Mr. EBERLE shall be guided at all times by the corporate well-being of Sengewald Klinikprodukte GmbH while – at the same time – taking the fact into account that this Company is a member of a group. Moreover Mr. EBERLE shall ensure that all legal transactions between Sengewald Klinikprodukte GmbH on the one hand, and other companies belonging to the KNP BT group are conducted in the same way as with third parties not belonging to the group.

1.4	Mr. EBERLE shall place his entire working-time at the Sengewald Klinikprodukte GmbH’s disposal. The assumption of gratuitous responsibilities or of responsibilities against payment, in the professional or industrial field, is admissible only after prior written assent of the Share-holders’ Meeting of Sengewald Klinikprodukte GmbH.

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1.5	Sengewald Klinikprodukte GmbH reserves the right to entrust Mr. EBERLE – after consultations between the Board of Directors, the Chairman of the Board of Managers, and Mr. EBERLE, and - without any variation in remuneration – with other reasonable tasks and functions which are consistent with Mr. EBERLE’S professional qualifications, if those tasks mentioned under nos. 1.1 and 1.2 cease, or decrease to such an extent that additional tasks can be described as reasonable.

1.6	Mr. EBERLE shall discharge his duties with the care of a prudent and conscientious businessman while having due regard to the protection of the interests of the company.

1.7	Mr. EBERLE shall not be exempted from the restrictions mentioned in section 181 of the German Civil Code.

1.8	Mr. EBERLE shall be in charge of the Production and Technology Division.

1.9	Should the property in all the Sengewald Klinikprodukte GmbH shares pass on to Karl H. Sengewald GmbH & Co. KG, Halle, Mr. EBERLE’S powers shall be integrated into the KNP BT-structure.

2.	Remuneration; Supplementary Payments and Fringe Benefits

2.1	As compensation for his activities Mr. EBERLE shall receive from Sengewald Klinikprodukte GmbH an annual total gross salary (TFI = Total Fixed Gross Annual Income including a holiday grant) amounting to DM 200,000.00 (say: two hundred thousand deutschmarks), payable in 12 equal instalments at the end of each month. Such payment shall represent total compensation for services rendered by Mr. EBERLE for Sengewald Klinikprodukte GmbH. Mr. EBERLE does not qualify for any Christmas bonus or similar additional payments.

2.2	The Shareholders’ Meeting of Sengewald Klinikprodukte GmbH shall annually review as to whether and to what extent the salary range and the Total Fixed Gross Annual Income (TFI) should be adjusted. In this context the salary developments in the market shall be taken into consideration.

2.3	In addition Mr. EBERLE shall be entitled every year to a variable Management Bonus to be paid by Sengewald Klinikprodukte GmbH, which shall be based on the plans and methods laid down by the Board of Directors of the Sengewald Klinikprodukte GmbH. The amount of such Management Bonus shall depend on to what extent the targets laid down in advance by the Board of Directors of Sengewald Klinikprodukte GmbH have been achieved in the respective year. Such Bonus shall amount to 0 p.c. to 30 p.c. of the Total Fixed Gross Annual Income (TFI) paid to Mr. EBERLE for the respective year.

The Management Bonus shall be due and payable after approval of the year-end Financial Statements.

2.4	The variable supplementary payments mentioned under no. 2.3 shall not be taken into account when other supplementary benefits are calculated.

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2.5	For the time of his activity, Sengewald Klinikprodukte GmbH shall provide Mr. EBERLE with a reasonable company car, which he may also use for private purposes.

2.6	As of 1st January 1996 Mr. EBERLE shall qualify for a company pension. Mr. EBERLE shall make arrangements for the medical examination necessary for the company-pension reassurance procedure being carried out.

2.7	For the period of his Employment Agreement Mr. EBERLE shall be a member of the existing accident insurance scheme of the company.

Amounts insured:	assurance payable at death:	199,00.00 deutschmarks
	assurance when disabled:	398,000.00 deutschmarks.

The premiums due shall be paid by Sengewald Klinikprodukte GmbH.

2.8	On presentation of the relative monthly invoice, Sengewald Klinikprodukte GmbH shall fully compensate Mr. EBERLE for telephone calls made from his private telephone, on behalf of the company.

2.9	On production of the respective documentary evidence, Mr. EBERLE shall be entitled to claim reimbursement of travelling, accommodation and other expenses made within the range of the maximum amounts deductible from tax liability, which he has made in connection with activities in compliance with this Employment Agreement.

2.10	Taxes that may accrue in connection with those benefits according to nos. 2.1 – 2.5 shall be borne by Mr. EBERLE.

3.	Working Time; Vacation

3.1	Mr. EBERLE shall not be bound by any definite working time. Mr. EBERLE shall work overtime if that is necessary or desirable in the interest of Sengewald Klinikprodukte GmbH without claiming any additional remuneration.

3.2	Mr. EBERLE shall be entitled to an annual holiday of 30 business days. The holiday period shall be fixed in compliance with the corporate interests of Sengewald Klinikprodukte GmbH. In urgent cases which bear no delay, Mr. EBERLE shall also be prepared to give Sengewald Klinikprodukte GmbH information or advice, even during his holidays.

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4.	Remuneration in the Case of Illness or Death

4.1	In the case of a temporary inability to work due to illness or another reason beyond his control, Mr. EBERLE shall be entitled to payments and benefits in compliance with no. 2 of this Agreement for the period of 6 weeks. Should his inability to work continue for more than 6 weeks, Mr. EBERLE shall continue qualifying for payments and benefits in compliance with no. 2 of this Agreement for a period of another 4.5 months. In such a case, benefits Mr. EBERLE has received from government or private health, accident, or pension insurance schemes shall be deducted. Should his inability to work be due to circumstances for which a third party is liable, Mr. EBERLE shall assign such claims to the amount of the payments and benefits to be made in accordance with sentences 1 and 2, to Sengewald Klinikprodukte GmbH.

4.2	Should Mr. EBERLE die during the period of this Agreement, his widow, and his children who haven’t completed their school and vocational training yet, in their capacity as joint and several debtors (sic!), shall be entitled to the salary in accordance with no. 2.1 for the period of 2 months, beginning on conclusion of the month in which Mr. EBERLE died.

4.3	Should this Employment Agreement be a fixed-term agreement or should notice to terminate this Agreement have been given when the inability to work occurred, payments and benefits under nos. 4.1 and 4.2 shall be granted for not longer than the fixed term, or the day when the notice to terminate this Agreement becomes effective.

5.	Inventions

Mr. EBERLE shall assign to Sengewald Klinikprodukte GmbH, all the rights, free of charge, which refer to inventions Mr. EBERLE has made in connection with his activities based on this Agreement.

Sengewald Klinikprodukte GmbH shall accept such assignment.

6.	Non-Disclosure; Prohibition to Compete Clause

6.1	Mr. EBERLE shall keep all business matters of a confidential nature as well as the business and trade secrets he has become acquainted with in connection with his activities under this Agreement as top secret. Such obligation shall also apply to the time after expiry of this Employment Agreement.

6.2	Upon request Mr. EBERLE shall deliver to Sengewald Klinikprodukte GmbH, at any time, all business brochures and documents, including copies and private notes and records, which refer to business transactions of Sengewald Klinikprodukte GmbH. After expiry of this Employment Agreement such obligation shall also apply without any request being made. Mr. EBERLE shall have no lien on such brochures and documents.

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6.3	During the term of this Employment Agreement and for 1 year after expiry of this Employment Agreement Mr. EBERLE shall act, neither directly nor indirectly, for any enterprise that operates in the field in which Sengewald Klinikprodukte GmbH is engaged. During such period Mr. EBERLE shall effect no competitive transactions for his own account or the account of a third party. Nor shall he establish a competing enterprise or take an interest in such an enterprise. Nor shall he, in any way, neither directly nor indirectly, support any other competitors. This Company shall pay to Mr. EBERLE the minimum compensation for the period of Prohibition to Compete as defined by sections 74 et sqq. of the German Commercial Code.

6.4	Should Mr. EBERLE violate the obligations under sections no. 6.1 or no. 6.2, he shall pay a penalty of 30,000.00 deutschmarks for each individual case of violation, and, in the case of continuing violation, the sum of 30,000.00 deutschmarks for each month of violation, without any prejudice to the rights of Sengewald Klinikprodukte GmbH to put forward further claims.

7.	Life of this Agreement

7.1	This Agreement shall commence on 1st July 1995 and shall run for an indefinite period of time. It may be terminated by either Party to this Agreement with 12 months’ notice to the end of any month.

7.2	The Sengewald Klinikprodukte GmbH may terminate this Agreement prematurely with 6 weeks’ notice to the end of any quarter of the year, if Mr. EBERLE has been unable to work for more than 6 (six) months during a period of 12 months, and if restoration of Mr. EBERLE’S full ability to work cannot be expected within 12 months after commencement of his inability to work.

7.3	The right to terminate this Agreement for cause with immediate effect shall remain unaffected.

7.4	To become legally valid such Notice of Termination shall be resolved on by the Meeting of Shareholders, and confirmed in writing.

7.5	After notice has been given to terminate this Agreement, Sengewald Klinikprodukte GmbH may release Mr. EBERLE from rendering services as required by this Agreement. In such a case the following rules shall apply:

a)	Sengewald Klinikprodukte GmbH shall continue to pay Mr. EBERLE the payments and benefits under no. 2 until expiry of this Employment Agreement; and

b)	Mr. EBERLE shall return his company car (cf. no. 2.5) to Sengewald Klinikprodukte GmbH within one month after Sengewald Klinikprodukte GmbH has made use of their right to release Mr. EBERLE from work.

7.6	This Employment Agreement shall expire on the first day of the month in which Mr. EBERLE turns 65, and does not require any special Notice of Termination.

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8.	Final Provisions

8.1	Should any provisions of this Agreement be or become ineffective or invalid, the validity of the other provisions shall remain unaffected. The same shall apply insofar as there are loopholes in this Agreement. Instead of the invalid or ineffective provision or in order to close the loophole, an adequate and reasonable provision shall apply which comes as closely as legally possible to the regulation that the Contracting Parties had intended or might have intended if, on conclusion of this Agreement, they had taken that particular point into consideration.

8.2	To be legally effective and valid, any modifications of or amendments to this Agreement (including this clause) shall be in writing and confirmed by the Shareholders’ Meeting of the Sengewald Klinikprodukte GmbH.

8.3	This Agreement contains all agreements and stipulations made by the Contracting Parties, which refer to this Employment Agreement. All former agreements and stipulations made by Mr. EBERLE with Sengewald Klinikprodukte GmbH are hereby cancelled.

8.4	This Agreement shall be governed by the Law of the Federal Republic of Germany.

8.5	Captions used in this Agreement are irrelevant when constructing or interpreting this Agreement.

Rohrdorf, this 1st day of July 1995

(signed)	(signed)

Sengewald Klinikprodukte GmbH Chairman of the Board of Directors	Dieter Eberle

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